ADDENDUM TO MASTER RECORDING PURCHASE AGREEMENT


         ADDENDUM TO MASTER RECORDING PURCHASE AGREEMENT dated as of the __ day of September 1998, by and between PLANET ENTERTAINMENT CORPORATION., a Florida corporation ("Buyer"), and GULF COAST MUSIC, L.L.C., a Louisiana corporation ("Seller").

         WHEREAS, the parties hereto have entered into a Master Recording Purchase Agreement as of the date hereof, and

         WHEREAS, Buyer wishes to enter into new arrangements by which to redeem its common stock and the Promissory Note entered into in connection with the Master Recording Purchase Agreement,

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereby covenant and agree as follows:

         1. Seller shall transfer the 694,000 shares of common stock issued to Seller pursuant to Paragraph 3.1 of the Master Recording Purchase Agreement to "Davis Pfahl & Fix, P.C., as Escrow Agent for Gulf Coast Music, L.L.C." Such shares shall be released by Seller to the Buyer upon receipt of payment of the Promissory Note as set forth in Paragraph 5, below. It is expressly understood that the Seller is not a "Seller" as that term is defined under the Securities Act of 1933, and that Seller's interest, and that of its Escrow Agent, in these securities is solely that of a secured party holding a security interest in these shares to secure payment under the Promissory Note. Should Seller be construed as a "Seller" as that term is defined under the Securities Act of 1933, Buyer agrees to fully indemnify Seller from all liability arising therewith, as provided for with regard to those Indemnifiable Matters as set forth in the Master Recording Purchase Agreement.

         2. Buyer shall make a Promissory Note in the amount of $2,300,000, payable to Seller in full on or before December 15, 1998. Seller shall place this Note in escrow with Davis Pfahl & Fix, P.C., as Escrow Agent.

         3. Seller shall place in escrow with Davis Pfahl & Fix, P.C., the Promissory Note in the amount of $1,250,000 (the principal amount outstanding of which is $750,000) (hereinafter the "$1,250,000 Promissory Note"), made pursuant to Paragraph 3.2 of the Master Recording Purchase Agreement.

         4. Seller shall place in escrow with Davis Pfahl & Fix, P.C. a UCC-3 form, duly executed, releasing Seller's security interest in and to the Master Recordings sold to Buyer pursuant to the Master Recording Purchase Agreement.

         5. Upon payment by Buyer to Seller of $2,300,000 by certified or bank check to Seller care of Davis Pfahl & Fix, P.C., as Escrow Agent, the 694,000 shares of common stock referred to in Paragraph 1 above shall be transferred to the Buyer, the Promissory Notes referred to in Paragraphs 2 and 3 above, and the UCC-3 referred to in Paragraph 4 above shall be released to

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Buyer by the Escrow Agent and the amount of $2,300,000 shall be released to
Seller.

         6. In the event that the Buyer does not make timely payment to Seller in the amount of $2,300,000 as referred to in Paragraph 6 above, Davis Pfahl & Fix, P.C., as Escrow Agent, shall transfer to the Seller the 694,000 shares of common stock referred to in Paragraph 1 above and shall release to Seller the $1,250,000 Promissory Note referred to in Paragraph 3 above and the UCC-3 referred to in Paragraph 4 above. Simultaneously, Davis Pfahl & Fix, P.C., as Escrow Agent, shall release to Buyer the Promissory Note in the amount of $2,300,000 referred to in Paragraph 2 above.

         7. The parties acknowledge that although Escrow Agent has acted as the Attorney for the Seller for all other purposes, the Escrow Agent is acting solely as a stakeholder at the request of the parties and for their convenience and that Escrow Agent shall not be liable to either party or to anyone else for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent. Seller and Buyer jointly and severally shall defend, indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including but not limited to, reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith or willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Except with respect to actions, omissions, or refraining to act, taken or suffered by Escrow Agent in bad faith or willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent, Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel outside its firm which may be selected by it, and shall be fully protected in so acting or refraining from acting upon the advice of such counsel. Any fees payable to outside counsel shall be the sole responsibility of Seller and shall be paid in full prior to the release of any materials from escrow

         8. Any notice, request, demand, consent, approval or other communication ("Notice") required or permitted to be given hereunder shall be validly given, made or served if in writing and either (a) sent by either of the parties hereto or by the respective attorneys who are hereby authorized to do so on their behalf or by the Escrow Agent by certified mail return receipt requested or (b) delivered in person, with the receipt acknowledged, to the respective addressees as set forth below for each party and for the Escrow Agent or to use such other address as such party or Escrow Agent shall hereafter designate by Notice given to the other party or parties and the Escrow Agent pursuant to this paragraph. Each Notice mailed shall be deemed to be given on the fourth business day following the date of mailing the same, except that any Notice to Escrow Agent shall be deemed given only upon receipt by Escrow Agent and each Notice given in person shall be deemed given when delivered.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


GULF COAST MUSIC, L.L.C.

By: /s/ JEFFREY KRANZDORF
    --------------------------------------
        Jeffrey Kranzdorf, General Manager



PLANET ENTERTAINMENT CORPORATION


By: /s/ WALLACE GIAKIS
    --------------------------------------
        Wallace Giakis, Chairman